Exhibit 10.46
SLM CORPORATION
Change in Control Severance Plan for Senior Officers

-i-

ARTICLE 1
NAME, PURPOSE AND EFFECTIVE DATE
     1.01 Name and Purpose of Plan. The name of this plan is the SLM Corporation Change in Control Severance Plan for Senior Officers (the “Plan”). The purpose of the Plan is to provide compensation and benefits to certain senior level officers of SLM Corporation upon certain change in control events of SLM Corporation (the “Corporation”).
     1.02 Effective Date. The effective date of the Plan is January 1, 2006. Sections 2.03 and 3.01 of the Plan were amended on March 19, 2008. The Plan was further amended effective January 1, 2009 and on December 8, 2010. The compensation and benefits payable under this Plan are payable upon Change in Control events that occur after the effective date of this Plan.
     1.03 ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
ARTICLE 2
DEFINITIONS
     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
     2.01 “Base Salary” means the greater of the annual base rate of compensation payable to an Eligible Officer at the time of (a) a Change in Control or (b) a Termination Date, such annual base rate of compensation not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Corporation, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, payments from a nonqualified deferred compensation plan maintained by the Corporation, or amounts paid on account of the exercise of stock options or on account of the award or vesting of restricted or performance stock or other stock-based compensation.
     2.02 “Board of Directors” means the Board of Directors of SLM Corporation.
     2.03 “Bonus” means the greater of: (a) the average of the annual bonuses earned under the SLM Corporation Incentive Plan or any successor plan for the two-year period prior to a Change in Control or (b) the average of the annual bonuses earned under the SLM Corporation Incentive Plan or any successor plan, including a comparable annual incentive plan of a Successor Corporation, for the two-year period prior to the Eligible Officer’s Termination Date, except that with regard to an Eligible Officer with no bonus payment history, “Bonus” means such Eligible Officer’s target bonus multiplied by the percentage that results from dividing the two-year average of actual bonuses paid to officers at the same level as the Newly Hired Officer by the two-year average of the target bonuses set for officers at the same level as the Newly Hired Officer, and with regard to an Eligible Officer with one year of bonus history, such Eligible Officer’s “Bonus” means the average of 1) his or her actual bonus and 2) his or her target bonus multiplied by the percentage that results from dividing the average of actual bonuses paid to officers at the same level as the Newly Hired Officer by the average of the target bonuses set for officers at the same level as the Newly Hired Officer.
     2.04 “Equity Acceleration Change in Control” means an occurrence of any of the following events: (a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than an employee benefit plan of the Corporation, immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities; (b) approval by the Corporation’s stockholders of a merger, consolidation or reorganization involving the Corporation and the corporation resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) does not assume the SLM Corporation Incentive Plan; (c) approval by the Corporation’s stockholders of merger, consolidation or reorganization involving the Corporation and the Surviving Corporation assumes the SLM Corporation Incentive Plan but, either (I) the stockholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (II) less than a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Corporation immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization; (d) approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation; or (e) such other events as the Board of Directors or a Committee of the Board of Directors from time to time may specify.
     2.05 “Cash Acceleration Change in Control” means, in addition to an occurrence of an Equity Acceleration Change in Control event as defined above, (a) the sale of all or substantially all of the assets of the Corporation or (b) with regard only to an Eligible Officer whose primary responsibilities are within a business segment as described in the Corporation’s financial statements, the sale of all or substantially all of the assets of such a business segment.
     2.06 “For Cause” means a determination by the Committee (as defined herein) that there has been a willful and continuing failure of an Eligible Officer to perform substantially his duties and responsibilities (other than as a result of Eligible Officer’s death or Disability) and, if in the judgment of the Committee such willful and continuing failure may be cured by an Eligible Officer, that such failure has not been cured by an Eligible Officer within ten (10) business days after written notice of such was given to Eligible Officer by the Committee, or that Eligible Officer has committed an act of Misconduct (as defined below). For purposes of this Plan, “Misconduct” shall mean: (a) embezzlement, fraud, conviction of a felony crime, pleading guilty or nolo contender to a felony crime, or breach of fiduciary duty or deliberate disregard of the Corporation’s Code of Business Code; (b) personal dishonesty of Eligible Officer materially injurious to the Corporation; (c) an unauthorized disclosure of any Proprietary Information; or (d) competing with the Corporation while employed by the Corporation or during the Restricted Period, in contravention of the non-competition and non-solicitation agreements substantially in the form provided in Exhibit A upon termination of employment.
     2.07 “Termination of Employment For Good Reason” means an Eligible Officer’s decision to resign from his employment due to (a) a material reduction in the position or responsibilities of Eligible Officer; (b) a reduction in Eligible Officer’s Base Salary or a material reduction in Eligible Officer’s compensation arrangements or benefits, (provided that variability in the value of stock-based compensation or in the compensation provided under the SLM Corporation Incentive Plan or a successor plan shall not be deemed to cause a material reduction in compensation); or (c) a relocation of the Eligible Officer’s primary work location to a distance of more than seventy-five (75) miles from its location as of the date of this Plan without the consent of Eligible Officer, unless such relocation results in the Eligible Officer’s primary work location being closer to Eligible Officer’s then primary residence or does not substantially increase the average commuting time of Eligible Officer.
     2.08 “Termination Date” has the following meaning. For purposes of a “Termination by Eligible Officer For Good Reason,” Termination Date means the date that the Eligible Officer submits his written notice of resignation to the Corporation; provided, however, that if the decision to resign is due to clause (a) of the definition of “Termination by Eligible Officer For Good Reason,” the Termination Date means the date that is six months following the date that the Eligible Officer submits his written notice of resignation to the Corporation. For purposes of a “Termination of Employment by Corporation Without Cause,” Termination Date means the date the Corporation delivers written notice of termination to the Eligible Officer.
     2.09 “Termination of Eligible Officer’s Employment Without Cause” means termination of an Eligible Officer’s employment by the Corporation for any reason other than “For Cause” or on account of death or disability, as defined in the Corporation’s long-term disability policy in effect at the time of termination (“Disability”).
ARTICLE 3
ELIGIBILITY AND BENEFITS
     3.01 Eligible Officers. Officers of SLM Corporation at the level of Senior Vice President and above are eligible for benefits under this Plan (the “Eligible Officers”).
     3.02 Single Trigger Change-in-Control Benefits. Upon an Equity Acceleration Change in Control, all outstanding and unvested equity awards held by an Eligible Officer and granted under the SLM Corporation Management Incentive Plan or the SLM Corporation Incentive Plan shall become vested and non-forfeitable, provided however, that for equity awards granted in 2009 and in subsequent years the following shall apply: in the event of a Change of Control Transaction involving a merger, consolidation or reorganization and in which the Corporation is not the Surviving Corporation, if the terms of such transaction do not provide for the Surviving Corporation to adopt and assume a Participant’s Awards under the Plan (with any appropriate adjustment to the number and type of shares subject to such Awards), the Award shall become 100% vested and (if applicable) exercisable and shall be settled and (if applicable) exercised in full as of the time immediately prior to the consummation of such Change of Control Transaction.
     3.03 Double Trigger Change-in-Control Benefits. An Eligible Officer shall be entitled to receive a severance payment (the “Severance Payment”) and continuation of medical and dental insurance benefits if within the first 24-month period after the occurrence of a Cash Acceleration Change in Control, either: (I) the Eligible Officer gives written notice of his Termination of Employment for Good Reason, provided that if such notice is on account of a decision to resign due to clause (a) of the definition of “Termination by Eligible Officer For Good Reason,” such Eligible Officer continues his employment for a 6-month period following the delivery of such notice or (II) upon a Termination of Eligible Officer’s Employment Without Cause.
          (a) The amount of the Severance Payment shall equal two times the sum of the Eligible Officer’s Base Salary and Bonus plus a cash payment equal to the Eligible Officer’s target annual bonus amount for the year in which the Termination Date occurs, such target bonus amount to be prorated for the full number of months in the final year that the Eligible Officer was employed by the Corporation. The Severance Payment shall be made to the Eligible Officer in a single lump sum cash payment following the date that the Eligible Officer becomes entitled to a Severance Payment but in no event later than seventy-five calendar days from the Termination Date if intended to qualify under Internal Revenue Code Section 409A.
          (b) For 24 months following the Eligible Officer’s Termination Date, the Eligible Officer and his eligible dependents or survivors shall be entitled to continue to participate in any medical and dental insurance plans generally available to the senior management of the Corporation, as such plans may be in effect from time to time on the terms generally applied to actively employed senior management of the Corporation, including any Eligible Officer cost-sharing provision. Eligible Officer shall cease to be covered under the foregoing medical and/or dental insurance plans if he becomes eligible to obtain coverage under medical and/or dental insurance plans of a subsequent employer.
          (c) All payments and benefits provided under this Section 3.03 are conditioned on the Eligible Officer’s continuing compliance with this Plan and the Eligible Officer’s execution (and effectiveness) of a release of claims and covenant not to sue and non-competition and non-solicitation agreements substantially in the form provided in Exhibit A upon termination of employment.
     3.04. Tax Effect of Payments. (a) No Excise Tax Gross-Up. In the event it is determined that any compensation by or benefit from the Corporation to the Eligible Officer or for the Eligible Officer’s benefit, whether pursuant to the terms of this Plan or otherwise (“Total Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) would be subject to taxes of any state, local or federal taxing authority that would not have been imposed but for a change of control, including any excise tax under Section 4999 of the Code, and any successor or comparable provision (“Excise Tax”), then the Eligible Officer’s benefits under this Plan or otherwise shall be either (x) delivered in full or (y) delivered as to such lesser extent which would result in no portion of the Total Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of the Total Payments may be taxable under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 3.04(a), such payments and benefits shall be reduced such that the reduction of after-tax compensation to be provided to the Eligible Officer as a result of this Section 3.04(a) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. In addition, the Company may in its discretion, include in the lesser benefits paid under (y) above, a reasonable cushion amount to take into account that the final value of the benefits delivered to the Executive Officer could be determined at a later point in time. Each Eligible Officer shall cooperate fully with the Company to determine the benefits applicable under this Section.
          (b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Corporation most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations, both to the Corporation and to the Eligible Officer promptly following the Eligible Officer’s Termination Date, if applicable, or such earlier time as is requested by the Corporation. Any Determination by the Auditors shall be binding upon the Corporation and the Eligible Officer, absent a binding determination by a governmental taxing authority that a greater or lesser amount of taxes is payable by the Eligible Officer. The Corporation shall pay the fees and costs of the Auditors. If the Auditors do not agree to perform the tasks contemplated by this Section 3, then the Corporation shall promptly select another qualified accounting firm to perform such tasks.
     3.05. Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Officer who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (x) the date that is six months following the Termination Date or (y) the date of the Eligible Officer’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Code or any successor or comparable provision) (such date is referred to herein as the “Distribution Date”). In the event that the Committee determines that the commencement of any of the benefits to be provided under Section 3.03(b) are to be delayed pursuant to the preceding sentence, the Corporation shall require the Eligible Officer to bear the full cost of such benefits until the Distribution Date at which time the Corporation shall reimburse the Designated Employee for all such costs.
ARTICLE 4
WELFARE BENEFIT COMMITTEE
     4.01 Welfare Benefit Plan Committee. The Plan shall be administered by the Welfare Benefit Plan Committee, appointed by and serving at the pleasure of the Board of Directors and consisting of at least three (3) officers of the Corporation (the “Committee”).
     4.02 Powers. The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder, shall be binding on all persons for all purposes. The Committee shall provide for the keeping of detailed, written minutes of its actions. The Committee, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:
          (i) allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;
          (ii) designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;
          (iii) establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;
          (iv) designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and
          (v) employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.
     4.03 Action by Majority. The majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.
ARTICLE 5
CLAIM FOR BENEFITS UNDER THIS PLAN
     5.01 Claims for Benefits under this Plan. A condition precedent to receipt of severance benefits is the execution of an unaltered release of claims in form and substance prescribed by the Corporation. If an Eligible Officer believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee shall within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) shall be in writing, (2) shall be written in a manner calculated to be understood by the individual, and (3) shall contain (a) the reasons for the denial, including specific reference to those plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal. The Committee shall have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim shall be deemed denied and the claimant shall be permitted to exercise his rights to review pursuant to Section 9.02 and 9.03.
     5.02 Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.
     5.03 Disposition of Claim. The Committee shall deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period shall be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under section 502(a) of ERISA.
     5.04 Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction.

ARTICLE 6
MISCELLANEOUS
     6.01 Successors. (a) Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets, or all or substantially all of the business and/or assets of a business segment of the Corporation shall be obligated under this Plan in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession.
          (b) This Plan and all rights of the Eligible Officer hereunder shall inure to the benefit of, and be enforceable by, the Eligible Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     6.02 Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
     6.03 Facility of Payment. If it shall be found that (a) an Eligible Officer entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (b) another person or an institution is then maintaining or has custody of such Eligible Officer, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release shall be a valid and complete discharge for the payment.
     6.04 Notice of Address. Each Eligible Officer entitled to benefits under the Plan must file with the Corporation, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Officer at such address shall be deemed sufficient for all purposes of the Plan, and there shall be no obligation on the part of the Corporation to search for or to ascertain the location of such Eligible Officer.
     6.05 Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.
     6.06 Choice of Law. The Plan shall be construed, regulated and administered under the laws of the Commonwealth of Virginia (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.
     6.07 Construction. Whenever used herein, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and vice versa in all cases where the context requires.
     6.08 Termination; Amendment; Waiver. (a) Prior to the occurrence of either an Equity Acceleration Change in Control or a Cash Acceleration Change in Control, the Board of Directors, or a delegated Committee of the Board, may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan shall not affect any obligation of the Corporation under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until an Equity Acceleration Change in Control and/or a Cash Acceleration Change in Control shall have occurred, an Eligible Officer shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.
          (b) From and after the occurrence of either an Equity Acceleration Change in Control or a Cash Acceleration Change in Control, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Officer and by an authorized officer of the Corporation (other than the Eligible Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Notwithstanding anything herein to the contrary, the Board of Directors may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to an Equity Acceleration Change in Control and/or Cash Acceleration Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.
     6.09 Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Officer and the Corporation pertaining to the subject matter thereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.
     6.10 Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes required to be withheld by law.
     6.11 No Assignment. The rights of an Eligible Officer to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.11 shall be void.

Exhibit A
AGREEMENT AND RELEASE
     SLM Corporation has established the SLM Corporation Change in Control Several Plan for Senior Officers (the “Plan”). As a condition to receiving compensation and benefits set forth in the Plan (the “Plan Benefits”), I agree as follows:
     (1) In consideration of the Plan Benefits, I promise and agree to release SLM Corporation, its subsidiaries, affiliates, predecessors, successors, and any related companies, (collectively “SLM”) and the former and current officers, employees, directors, and benefits plan trustees of any of them from all actions, causes of action, suits, claims or demands that I ever had, now have or may have in the future, based on my employment with SLM, or with any of the other entities described above, or based on the termination of that employment. I understand this includes the release of any rights or claims I may have under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Americans with Disabilities Act (“ADA”), which prohibits discrimination on the basis of disability; the Family and Medical Leave Act (“FMLA”), which provides certain job protections for employees who take medical or family leave; Title VII of the Civil Rights Act of 1964 (“Title VII”), which prohibits discrimination in employment based on race, color, national origin, religion and sex; applicable state employment discrimination laws; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Vietnam Era Veteran’s Readjustment Act of 1974 which prohibits discrimination on the basis of veteran status; the Worker Adjustment and Retraining Notification Act (“WARN”), which provides certain notice requirements for plant closings and mass layoffs; claims for individual relief under the Sarbanes-Oxley Act of 2002; claims pursuant to any other federal, state, or local laws regarding discrimination based on age, race, color, sex, disability, pregnancy, religion, national origin, creed, familial status, public assistance status, ancestry, matriculation, political affiliation, genetic information, atypical hereditary cellular or blood trait, veteran status, personal appearance, family responsibilities, use of lawful products outside the workplace, sexual orientation, marital status, or any unlawful basis, and claims for alleged violations of any other local, state or federal law, regulation, ordinance, public policy or common law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of my employment with SLM or any of the other entities covered by this Agreement and Release.
     I understand this also includes a release by me of claims for breach of express or implied contract, Fair Labor Standards Act, defamation, negligent hiring, investigation, retention, or supervision, fraudulent or negligent misrepresentation, intentional interference with an advantageous business relationship, assault, battery, false imprisonment, fraud, false arrest, Fair Credit Reporting Act, invasion of privacy, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, promissory estoppel, public policy tort, negligent or intentional infliction of emotional distress, or other claims for personal injury and any claims under the Employee Retirement Income Security Act of 1974 (except for claims under the Employee Retirement Income Security Act for benefits due under the terms of an employee benefit plan). This release is intended to cover all claims in existence as of the date of this Agreement, including both claims that I know about and those I may not know.
     I further represent that I have not filed any complaints, charges, or lawsuits against SLM, or any of the entities or individuals covered by this Agreement and Release, with any governmental agency, self-regulating agency or any court, and promise that I will not do so at any time hereafter regarding any matter covered by this Agreement and Release; provided, however, that this shall not limit me from bringing an action for the sole purpose of (a) enforcing my rights under this Agreement and Release or (b) enforcing any claims that arise under the Age Discrimination in Employment Act after I have signed this Agreement and Release. I further represent that I have incurred no work-related injury. I further waive any right to payment of attorneys’ fees, which I may have incurred, other than any rights I may have under the By-Laws of the Corporation. It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of employee’s rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to employee’s employment and separation. I agree to return all company property in my possession.
     I have not reported any illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, to any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal conduct or activities.
     (2) If I break my promises in the preceding section of this Agreement and Release and file a complaint, charge or lawsuit based on a legal claim that I have released, I agree that I will pay for all costs incurred by SLM or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim. Nothing in this Agreement prohibits or restricts me from: (a) making any disclosure of information required by law; (b) testifying in, providing information to, or assisting in an investigation or proceeding brought by any governmental or regulatory body or official; or (c) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. Notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any relief as a result of my participating in any investigation or proceeding of the U.S. Department of Labor, EEOC, or any federal, state, or local government agency or court.
     I further agree that any dispute regarding any aspect of this Agreement and Release or any act which allegedly has or would violate any provision of this Agreement and Release (“arbitrable dispute”) will be submitted to arbitration in Fairfax County, Virginia in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such claims or dispute. This Agreement and Release shall be governed in all respects by the substantive laws of the Commonwealth of Virginia, without regard to its provisions relating to conflict of laws. This Section (2) does not apply to disputes concerning the Age Discrimination in Employment Act (ADEA).

     (3) I understand and agree that this Agreement and Release, if not timely revoked, is final and binding when executed by me. I promise not to thereafter challenge its enforceability. As a further limitation on my rights to make such a challenge, I promise that before attempting to challenge its enforceability, I shall tender initially to SLM by certified check delivered to SVP, Human Resources, all monies received by me pursuant to this Agreement and Release, exclusive of the vacation payout and final paycheck, and invite SLM to retain such monies and agree with me to cancel this Agreement and Release. Such tender by me is a condition precedent to my challenging any portion of this Agreement and Release. In the event SLM accepts this offer, it shall retain such monies and the Agreement and Release shall be canceled. In the event SLM does not accept this offer, it shall so notify me, and shall place such monies in an interest-bearing escrow account pending resolution of the dispute between me and SLM as to whether this Agreement and Release shall be set aside and/or otherwise rendered unenforceable. In the event I do not prevail in any action to challenge this Agreement and Release, I understand that I am not entitled to receive back any portion of the amount tendered by me pursuant to this Section (3). This paragraph does not apply to disputes concerning the Age Discrimination in Employment Act (ADEA).
     (4) This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.
     (5) I further promise not to disparage SLM or any other entity or person covered by this Agreement and Release.
     (6) In addition, in consideration of the Plan Benefits, I hereby assign to SLM my entire right, title, and interest in any idea, concept, trade secret, technique, invention, design, computer programs and related documentation, other works of authorship, mask works, and the like (all hereinafter called “Developments”), made conceived, written, or otherwise created solely or jointly by me, whether or not such Developments are patentable, subject to copyright protection or susceptible to any other form of protection which: (a) relate to the actual or anticipated business or research or development of SLM or (b) are suggested by or resulted from any task assigned to me or work performed by me for or on behalf of SLM. The above provisions concerning assignment of Developments apply to Developments created while I have been employed by one or more of SLM’s affiliates, subsidiaries, predecessors or successors in an executive, managerial, professional, product or technical planning, marketing, administrative, sales, technical, research, programming, or engineering capacity (including development, product, manufacturing, systems, applied science, and field engineering). I acknowledge that the copyright and any other intellectual property right in designs, computer programs and related documentation, and other works of authorship, created within the scope of my employment, belong to SLM by operation of law. In connection with any of the Developments assigned I will, on SLM’s request, promptly execute a specific assignment of title to SLM or its designee, and do anything else reasonably necessary to enable SLM or such designee to acquire, transfer, maintain, secure, and enforce a patent, copyright or other form of protection in the United States and in other countries. I agree to assist SLM in obtaining, securing, perfecting, maintaining, and/or enforcing such intellectual property, and agree to execute all documents and give witness where necessary. In the event SLM is unable, after reasonable efforts to secure my signature on any letter patent, copyright, or other analogous protection relating to an invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint SLM and its duly authorized officer and agents as my agent and attorney-in-fact, to act for any in SLM’s behalf and stead to execute and file any such application or applications and to do all lawfully permitted acts to further prosecution and issuance of letter patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me. In addition, I agree to promptly notify SLM’s General Counsel in writing of any patent or patent application in which I am an inventor, but which is not assigned by this paragraph, and which discloses or claims any Development made, conceived, or written while I was employed by SLM. SLM and its licensees, successors, or assigns (direct or indirect) are not required to designate me as an author of any Development which is subject to this paragraph, when it is distributed, publicly or otherwise, or to secure my permission to change or otherwise alter its integrity. I hereby waive and release, to the extent permitted by law, all rights in and to such designation and any rights I may have concerning modifications of such Developments. I understand that any rights, waivers, releases, and assignments herein granted and made by me are freely assignable by SLM and are for the benefit of SLM and its subsidiaries, licensees, successors, and assigns.
     (7) Except as required by statute, regulation or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential. In addition, in consideration of the Plan Benefits, I hereby acknowledge that I previously signed confidentiality, intellectual property, and non-solicitation agreements with SLM and that I continue to be bound by the terms of those agreements.

     (8) I agree not to compete with SLM for the Restricted Period, which is defined as the two-year period beginning with the date of my termination of employment with SLM. “Compete” shall mean directly or indirectly through one or more intermediaries (a) working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in SLM’s Business (as defined below) in the United States, Canada, or any other country where SLM either engages in SLM’s Business at the time of my termination or where SLM, at the time of my termination, has developed a business plan or taken affirmative steps to engage in SLM’s Business; (b) soliciting any current employees, customers, or business partners of SLM, soliciting any former employees of SLM who were employed by SLM within 12 months of my date of termination of employment, inducing any customer or business partner of SLM to breach a contract with SLM or any principal for whom SLM acts as agent to terminate such agency relationship; and/or (c) making statements about SLM or its management reasonably determined by the Board of Directors to be disparaging. For purposes of this provision, the term “SLM’s Business” shall mean any business activity or line of business similar to the type of business conducted by SLM at the time of my termination of employment or which SLM at the time of my termination of employment or within one year prior thereto have planned to enter into or conduct. I expressly agree that the markets served by SLM extends nationally, to Canada, and any other country where SLM is engaged in business at the time of my termination of employment and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and that the restrictions set forth in this Section (8) are reasonable and are no greater than are required for the protection of SLM.
     (9) I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before [INSERT DATE]; (b) that I was offered a period of 21 days to review and consider it; (c) that I understand I could use as much of the 21 day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney before signing this Agreement and Release, and understood whether or not to do so was my decision.
     (10) I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement within seven (7) days of my signing. Such revocation can be made by delivering a written notice of revocation to Senior Vice President, Administration, Sallie Mae, 300 Continental Drive, Newark, Delaware 19713. For this revocation to be effective, written notice must be received by SLM no later than the close of business on the seventh day after the Agreement is signed. If I revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing, my waiver and release of claims under the ADEA shall not be effective or enforceable and I will not receive 70% of the Plan Benefits.
     (11) If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be contrary to law, the remaining provisions of this Agreement and Release will remain in full force and effect.
     (12) These documents set forth the entire agreement between SLM and me, and I believe the agreement to be fair and reasonable. This Agreement and Release may not be modified or canceled in any manner, except in writing signed by both SLM and me. I sign these documents freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in these documents.
     (13) In addition, in consideration of the payments and benefits described above, I further agree to cooperate with Sallie Mae, Inc. (“SMI”), its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SMI, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews; and (4) contacting SMI.
     I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND RELEASE, AND THAT I AM VOLUNTARILY ENTERING INTO IT.

Date
[INSERT NAME]

Name: Senior Vice President, Administration SLM Corporation	Date

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